Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Avidia Bancorp, Inc. of our report dated March 27, 2026, with respect to the consolidated financial statements for the year ended December 31, 2025, included in the 2025 Annual Report to Shareholders of Avidia Bancorp, Inc.

Portland, Maine

March 27, 2026